Exhibit 3.23(a)

HE 288980	HE 44

THE COMPANIES LAW, CAP. 113

Section 15(1)

CERTIFICATE OF INCORPORATION

IT IS HEREBY CERTIFIED that,

VANTAGE HOLDINGS CYPRUS ODC LIMITED

has this day been incorporated under the Companies Law, Cap. 113 as a Limited Liability Company.

Given under my hand in Nicosia on the 17th of June, 2011

Registrar of Companies

TRANSLATED TRUE COPY

for Registrar of Companies

30 October, 2017

There have been changes of the name